NUVEEN INVESTMENTS, INC.                                           EXHIBIT 12.1
COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES





 (in thousands,                   Year Ended December 31,
 except ratios)      2004       2003       2002       2001     2000
------------------  ------------------------------------------------

Pre-tax income
 from continuing
 operations
 before
 adjustment
 for minority
 interest(a)       $ 254,382  $222,232   $194,908  $179,961  $170,348

Minority interest
 in pre-tax
 income of
 subsidiaries
 that have not
 incurred fixed
 charges             (1,875)   (1,077)      -         -           -

Pre-tax earnings
 before fixed       ---------------------------------------------------
 charges            $252,507  $221,155   $194,908  $179,961  $170,348
                    ---------------------------------------------------
Fixed charges:
 Interest expense
 and amortization
 of debt issuance
 costs on all
 indebtness        $  12,513  $  7,435   $  4,892  $  3,798  $  3,025


  Portion of
   rental expense
   representative
   of the interest
   factor(b)          3,548      3,512      3,213     2,754     2,718



Total fixed         --------------------------------------------------
 charges           $  16,061  $ 10,947   $  8,105  $  6,552  $  5,743
                    --------------------------------------------------


Total earnings      --------------------------------------------------
 as defined        $ 268,568  $232,102   $203,013  $186,513  $176,091
                    ==================================================

Ratio of earnings
 to fixed charges     16.72    21.20      25.05     28.47     30.66


(a) Effective April 1, 2004, Nuveen Investments, Inc. began recognizing expense for stock-based compensation using the fair value based method of accounting described in Statement of Financial Accounting Standards ("SFAS") No. 123, "Accounting for Stock-Based Compensation," as amended. Nuveen Investments, Inc. has chosen the retroactive restatement method described in SFAS No. 148, "Accounting for Stock-Based Compensation -- Transition and Disclosure," which amended SFAS No. 123. As a result, financial information for all prior periods presented above have been restated to reflect the salaries and employee benefits expense that would have been recognized had the recognition provisions of SFAS No. 123 been applied from its original effective date.

(b) Represents one-third of rental expense, which approximates the portion representing interest.